Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

April 2010 Performance Update

The Frontier Fund Supplement Dated April 30, 2010 to Prospectus Dated April 30, 2010

The Frontier Fund Class 1 New

T H E    F RO N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

April performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	April 30, 2010	April 30, 2010	NAV / Unit
	MTD	YTD
Frontier Diversified Series-1	2.20%	0.82%	$97.59
Frontier Dynamic Series-1	0.01%	-0.88%	$90.62
Frontier Long/Short Commodity Series-1a	3.87%	1.64%	$103.16
Frontier Masters Series-1	0.57%	0.83%	$95.24

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of April 30, 2010. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$1,847,249.88
Unrealized trading gain/(loss)			(129,345.10)
Less: commissions			(59,847.69)
Less: FCM fees			(104,955.83)
Foreign currency gain/(loss)			799.45
Interest income			84,164.45

Total Income			1,638,065.16

EXPENSES

Management fees			41,869.44
Incentive fees			312,653.03
Broker service fees			92,451.56

Total Expenses			446,974.03

Net Income (Loss)			$1,191,091.13

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	564,837.82047	$53,936,031.38	95.49
Current month additions	30,799.99471	3,004,356.61
Current month redemptions	(800.59562)	(78,504.22)
Net Income (loss) for current month		1,191,091.13

Net Asset Value, end of current month	594,837.21956	$58,052,974.90	97.59

	Monthly rate of return		2.20%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Diversified Series 1

THE FRONTIER FUND DYNAMIC SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			1,226.13
Less: commissions			—
Less: FCM fees			(1,427.69)
Foreign currency gain/(loss)			—
Interest income			841.64

Total Income			640.08

EXPENSES

Management fees			—
Incentive fees			—
Broker service fees			1,207.70

Total Expenses			1,207.70

Net Income (Loss)			$(567.62)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	7,990.11699	$723,986.31	90.61
Current month additions	655.05422	60,000.00
Current month redemptions	—	—
Net Income (loss) for current month		(567.62)

Net Asset Value, end of current month	8,645.17121	$783,418.69	90.62

	Monthly rate of return		0.01%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Dynamic Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$102,681.47
Unrealized trading gain/(loss)			(2,706.36)
Less: commissions			(5,095.56)
Less: FCM fees			(3,576.03)
Foreign currency gain/(loss)			(26.21)
Interest income			1,725.62

Total Income			93,002.93

EXPENSES

Management fees			4,300.79
Incentive fees			16,556.91
Broker service fees			3,049.90

Total Expenses			23,907.60

Net Income (Loss)			$69,095.33

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	17,797.49919	$1,767,508.89	99.31
Current month additions	1,844.86977	189,699.13
Current month redemptions	—	—
Net Income (loss) for current month		69,095.33

Net Asset Value, end of current month	19,642.36896	$2,026,303.35	103.16

	Monthly rate of return		3.87%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Long/Short Commodity Series 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(14,017.78)
Unrealized trading gain/(loss)			204,164.01
Less: commissions			(4,819.20)
Less: FCM fees			(45,337.16)
Foreign currency gain/(loss)			832.71
Interest income			28,990.09

Total Income			169,812.67

EXPENSES

Management fees			26,616.21
Incentive fees			920.88
Broker service fees			38,355.00

Total Expenses			65,892.09

Net Income (Loss)			$103,920.58

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	234,808.00313	$22,237,479.90	94.70
Current month additions	25,885.35811	2,487,861.23
Current month redemptions	(278.08895)	(26,762.27)
Net Income (loss) for current month		103,920.58

Net Asset Value, end of current month	260,415.27229	$24,802,499.44	95.24

	Monthly rate of return		0.57%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Masters Series 1